Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President and CFO	Vice President, Finance
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 924-9800	(801) 924-9800
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Second Quarter Results

DRAPER, Utah, August 2, 2005 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its second quarter ended July 2, 2005.

Net sales for the second quarter ended July 2, 2005 were $61.8 million, compared to $50.0 million for the comparable quarter of the prior year, a 24% increase.  For the second quarter of fiscal 2005, the Company reported net income of $0.3 million, or $0.02 per diluted common share, compared to a net loss of $(1.1) million, or $(0.09) per diluted common share, for the second quarter of fiscal 2004.

Net sales and operating income for the Company’s US retail business for the second quarter of fiscal 2005 were $56.8 million and $4.4 million, respectively, compared to net sales of $48.7 million and operating income of $1.8 million for the second quarter of fiscal 2004.  Net sales and operating loss for ClearLab, the Company’s international manufacturing business, for the second quarter of fiscal 2005 were $5.1 million and $(1.7) million, respectively, compared to net sales of $1.2 million and an operating loss of $(2.3) million for the second quarter of fiscal 2004.  ClearLab’s results for the second quarter of fiscal 2005 include $1.0 million in license fees from the Company’s Japanese license agreement.

The Company’s gross margin of 38.6% was constant with the gross margin in the second quarter of fiscal 2004.  The gross margin for the US retail business decreased slightly to 40.3% for the second quarter of fiscal 2005 from 40.7% in the second quarter of fiscal 2004.

Advertising expenses for the second quarter of fiscal 2005 were $7.1 million, or 11.5% of net sales, compared to $7.2 million, or 14.5% of net sales for the comparable quarter of the prior year.  Legal and professional expenses for the second quarter of fiscal 2005 were $0.9 million compared to $1.3 million for the second quarter of the prior year.

Research and development spending as a percentage of net sales was 1.3% for the second quarter of fiscal 2005 up from 0.9% for the second quarter of fiscal 2004.  Other selling, general and administrative expenses as a percentage of net sales decreased to 19.9% for the second quarter of fiscal 2005 from 21.5% for the second quarter of fiscal 2004.  For the US retail business, during the second quarter of fiscal 2005, other selling, general and administrative expenses as a percentage of net sales also decreased to 19.0% from 19.7% in the second quarter of fiscal 2004.

Other expense for the second quarter of fiscal 2005 increased principally because of unrealized foreign exchange transaction losses related primarily to intercompany loans to ClearLab.

Third Quarter and Fiscal 2005 Outlook for US Retail

For the third quarter of fiscal 2005, the Company expects US retail net sales of approximately $57 million to $58 million, with operating income of approximately $4.0 million.  For fiscal 2005, the Company expects to achieve US retail net sales of approximately $225 million and US retail operating income of approximately $18 million.  The Company expects advertising expenses of approximately $25 million for fiscal 2005.

Jonathan Coon added, “Doctor exclusive lenses continue to take a heavy toll on our business and on consumers.  We began the year hopeful that this issue would be resolved by mid-year, but the issue has instead grown to become our top priority.  We are losing millions in sales and income on orders we cannot fill because the manufacturer maintains a policy of selling lenses only to eye doctors and affiliated retail stores.  More importantly, consumers are being denied the right to choose where they purchase contact lenses – a right Congress clearly intended consumers to have when it passed the Fairness to Contact Lens Consumers Act nearly two years ago.”

“Most manufacturers abandoned this anti-consumer practice of selling lenses only to doctors and affiliated retailers after the major manufacturers were sued by 32 state attorneys general.  However, one large manufacturer, who was much smaller at the time of the suit, continues to promote this practice to the detriment of millions of contact lens wearers.  We are confident that this issue will be resolved in the best interest of consumers and that contact lens wearers will have the right to choose where they purchase their lenses.”

Third Quarter and Fiscal 2005 Outlook for ClearLab

The Company expects ClearLab to achieve revenue of approximately $5.0 million to $6.0 million and an operating loss of approximately $(1.0) million for the third quarter of fiscal 2005.  The Company expects fiscal 2005 revenues for ClearLab of approximately $20 million and an operating loss of approximately $(5.0) million for the year.

Board of Director Changes

Stephen L. Key recently joined 1-800 CONTACTS’ Board of Directors and was appointed as the chair of the Company’s Audit Committee.  Jonathan Coon, Chief Executive Officer and Chairman of the Board commented, “We are excited and privileged to have Steve Key join our Board of Directors.  He brings knowledge and experience that will make him a strong addition to our Board.”

From 2001 to March 2004, Mr. Key was a member of the Board of Directors of Aurora Foods, Inc., during which time he served as the chairman of the Board’s Audit and Compliance Committee and served on the Board’s Independent Committee.  From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of

Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc.  From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992.  Mr. Key is a Certified Public Accountant in the State of New York.

With the appointment of new board member, Stephen Yacktman and Jason Subotky tendered their resignations from 1-800 CONTACTS’ Board of Directors, as anticipated in April.  Mr. Yacktman, a Vice President at Yacktman Asset Management, an investment advisory company, has served on 1-800 CONTACTS’ Board of Directors since February 1996.  Mr. Subotky, a portfolio manager at Yacktman Asset Management, has served on 1-800 CONTACTS’ Board of Directors since March 2000.

Jonathan Coon added, “We thank Steve and Jason for their dedicated service on our Board.  They have been members of our Board during a time of growth and transition for our Company and added greatly to the Company’s success.  We appreciate their contributions and wish them well as they leave to focus on their own growing business.”

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in international markets.  More information about ClearLab can be found at its website, www.clearlab.com.

This news release contains forward-looking statements about the Company’s future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, governmental regulations, integrations and growth of the Company’s acquisitions into its business, exchange rate fluctuations, advertising spending and effectiveness, the length of time required for completion of the Company’s obligations under the Japanese license agreement, the ability  to complete the milestones under the Japanese license agreement, the amount of license fees and royalties that will ultimately be received under the Japanese license agreement, unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements, development of a nationwide retail optical store network, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations.  Information on the Company’s websites shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Two Quarters Ended
	July 3, 2004	July 2, 2005	July 3, 2004	July 2, 2005
NET SALES	$49,971	$61,841	$100,820	$122,124
COST OF GOODS SOLD	30,698	37,945	62,251	75,720
Gross profit	19,273	23,896	38,569	46,404
SELLING, GENERAL & ADMINISTRATIVE EXPENSES:
Advertising	7,224	7,120	16,039	13,658
Legal and professional	1,341	906	3,181	2,190
Research and development	443	811	1,335	1,866
Purchased in-process research and development	—	—	83	—
Other selling, general & administrative	10,766	12,304	20,648	23,821
Total selling, general & administrative expenses	19,774	21,141	41,286	41,535
INCOME (LOSS) FROM OPERATIONS	(501)	2,755	(2,717)	4,869
OTHER EXPENSE, net	(699)	(1,166)	(1,055)	(1,807)
INCOME (LOSS) BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(1,200)	1,589	(3,772)	3,062
BENEFIT (PROVISION) FOR INCOME TAXES	52	(1,320)	418	(2,610)
NET INCOME (LOSS)	$(1,148)	$269	$(3,354)	$452

PER SHARE INFORMATION:
Basic and diluted net income (loss) per common share	$(0.09)	$0.02	$(0.25)	$0.03

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	13,286	13,312	13,237	13,307
Diluted	13,286	13,463	13,237	13,476

OTHER DATA:
Depreciation	$987	$1,115	$1,876	$2,170
Amortization	943	1,050	1,730	2,121
Total depreciation and amortization	$1,930	$2,165	$3,606	$4,291
Depreciation and amortization included in the following captions:
Cost of goods sold	$660	$711	$1,122	$1,403
Research and development	20	26	38	53
Other selling, general & administrative	1,250	1,428	2,446	2,835
Total depreciation and amortization	$1,930	$2,165	$3,606	$4,291

SEGMENT INFORMATION:

	Quarter Ended
	July 3, 2004				July 2, 2005
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$48,742	$1,229	$—	$49,971	$56,767	$5,077	$(3)	$61,841
Gross profit (loss)	19,825	(552)	—	19,273	22,857	931	108	23,896
Research and development	—	443	—	443	—	811	—	811
Other selling, general & administrative	9,606	1,160	—	10,766	10,794	1,510	—	12,304
Income (loss) from operations	1,835	(2,336)	—	(501)	4,389	(1,742)	108	2,755

	Two Quarters Ended
	July 3, 2004				July 2, 2005
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$98,193	$2,627	$—	$100,820	$113,133	$9,365	$(374)	$122,124
Gross profit (loss)	38,755	(186)	—	38,569	45,044	1,534	(174)	46,404
Research and development	536	799	—	1,335	—	1,866	—	1,866
Purchased in-process research and development	—	83	—	83	—	—	—	—
Other selling, general & administrative	18,575	2,073	—	20,648	20,872	2,949	—	23,821
Income (loss) from operations	686	(3,403)	—	(2,717)	8,792	(3,749)	(174)	4,869

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	January 1,	July 2,
	2005	2005
ASSETS
CURRENT ASSETS:
Cash	$3,105	$646
Accounts receivable, net	3,178	4,441
Inventories, net	22,206	21,344
Deferred income taxes	1,328	1,535
Other current assets	3,944	5,397
Total current assets	33,761	33,363
PROPERTY, PLANT AND EQUIPMENT, net	20,618	20,993
DEFERRED INCOME TAXES	720	817
GOODWILL	34,320	33,975
DEFINITE-LIVED INTANGIBLE ASSETS, net	17,897	15,976
OTHER ASSETS	1,669	3,031
Total assets	$108,985	$108,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,632	$1,599
Current portion of capital lease obligations	47	44
Accounts payable and accrued liabilities	22,125	25,556
Total current liabilities	23,804	27,199
LONG-TERM LIABILITIES:
Line of credit	14,404	13,493
Long-term debt, net of current portion	8,170	7,160
Capital lease obligations, net of current portion	98	75
Deferred income tax liabilities	1,458	545
Other long-term liabilities	2,547	778
Total long-term liabilities	26,677	22,051
STOCKHOLDERS’ EQUITY	58,504	58,905
Total liabilities and stockholders’ equity	$108,985	$108,155